As filed with the Securities and Exchange Commission on November 10, 2009

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
POLYMEDIX, INC.
(Exact name of registrant as specified in its charter)

Delaware	2834	27-0125925
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)
170 N. Radnor-Chester Road, Suite 300
Radnor, Pennsylvania 19087
(484) 598-2400
(Address, including zip code and telephone number, including area code, of Registrant’s principal executive offices)
The Corporation Trust Company
Corporation Trust Center
1209 Orange Street
Wilmington, Delaware
(302) 658-7581
(Name, address, including zip code and telephone number, including area code, of agent for service)
Copies to:

Nicholas Landekic	Jeffrey P. Libson, Esq.	John D. Hogoboom, Esq.
Edward Smith	Donald Readlinger, Esq.	Lowenstein Sandler PC
PolyMedix, Inc.	Pepper Hamilton LLP	65 Livingston Avenue
170 N. Radnor-Chester Road	400 Berwyn Park	Roseland NJ 07068
Suite 300	899 Cassatt Road	(973) 597-2500
Radnor, PA 19087	Berwyn PA, 19312-1183
(484) 598-2400	(610) 640-7800
     Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☑ Registration No. 333-160833
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated file, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑
CALCULATION OF REGISTRATION FEE

Proposed
maximum
aggregate
Title of each class of	offering	Amount of
securities to be registered	price	registration fee (1)
Common Stock	—	—
Warrants to purchase Common Stock	—	—
Common Stock issuable upon exercise of Warrants (2)	—	—
Series C Preferred Stock Purchase Rights (3)	—	—
Total Registration Fee	$4,812,500	$269

(1)	Calculated pursuant to Rule 457(o) on the basis of the maximum aggregate offering price of all of the securities to be registered. The $4,812,500 of securities being registered in this Registration Statement is in addition to the $24,062,500 of securities registered pursuant to Registrant’s Registration Statement on Form S-1 (File No. 333-160833).

(2)	Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issuable upon exercise of warrants registered hereunder as a result of stock splits, stock dividends, or similar transactions.

(3)	This registration statement also relates to the rights to purchase shares of Series C Preferred Stock of the registrant, which, pursuant to the terms of the registrant’s Rights Agreement dated May 12, 2009, will be attached to all shares of common stock issued until the occurrence of certain events prescribed in the Rights Agreement. The rights will not be exercisable and will be transferred with and only with shares of our common stock until the occurrence of certain events prescribed in the Rights Agreement.
This registration statement will become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) under the Securities Act of 1933.

EXPLANATORY NOTE AND INCORPORATION BY REFERENCE
     This Registration Statement is being filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”). This Registration Statement relates to the offering of additional securities of the same classes as were included in Registration Statement on Form S-1, as amended (File No. 333-160833), previously filed by the Registrant (the “Prior Registration Statement”) and declared effective by the Commission on November 10, 2009. The contents of the Prior Registration Statement, including the exhibits thereto, are incorporated by reference into this Registration Statement.

Item 16. Exhibits.

Exhibit
No.	Description of Exhibit

5.1	Legal Opinion of Pepper Hamilton LLP

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Pepper Hamilton LLP (included in Exhibit 5.1)

24	Power of Attorney (incorporated herein by reference to Exhibit 24 to the Registration Statement (File No. 333-160833) on Form S-1 of PolyMedix, Inc.)

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SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, in Radnor, Pennsylvania on November 10, 2009.

POLYMEDIX, INC.
By:	/s/ Nicholas Landekic
	Name:	Nicholas Landekic
	Title:	President & Chief Executive Officer (principal executive officer)

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name/Signature	Title	Date

/s/ Nicholas Landekic Nicholas Landekic	President, Chief Executive Officer and Director (principal executive officer)	November 10, 2009

/s/ Edward F. Smith Edward F. Smith	Chief Financial Officer (principal financial officer and principal accounting officer)	November 10, 2009

* Frank P. Slattery, Jr.	Chairman of the Board of Directors	November 10, 2009

* Brian Anderson	Director	November 10, 2009

* Richard W. Bank, M.D.	Director	November 10, 2009

* Douglas Swirsky	Director	November 10, 2009

* Michael E. Lewis, Ph.D.	Director	November 10, 2009

* Stefan Loren, Ph.D.	Director	November 10, 2009

* Shaun F. O’Malley	Director	November 10, 2009

/s/ Edward F. Smith
* By: Edward F. Smith Attorney-in-fact

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